Filed Pursuant to Rule 433

Registration No. 333-132416

March 8, 2007

LINCOLN NATIONAL CORPORATION

$250,000,000 FLOATING RATE SENIOR NOTES DUE MARCH 12, 2010

Issuer:	Lincoln National Corporation (“LNC”)
Title of Securities:	Floating Rate Senior Notes due March 12, 2010 (the “Floating Rate Notes”)
Note Type:	Senior unsecured
Format:	SEC Registered
Trade Date:	March 8, 2007
Settlement Date (T+3):	March 13, 2007
Maturity Date:	March 12, 2010
Aggregate Principal Amount Offered:	$250,000,000
Price to Public (Issue Price):	100.00% plus accrued interest, if any, from March 13, 2007
Price to LNC:	99.90%
Pricing Benchmark:	3-month LIBOR
Spread to Benchmark:	LIBOR plus 8 basis points
Interest Rate:	3-month LIBOR plus 8 basis points
Interest Payment Dates:	Quarterly on each March 12, June 12, September 12 and December 12, commencing on June 12, 2007
Optional Redemption:	None
Ratings*:	Moody’s: A3 (stable); S&P: A+ (stable); Fitch: A (stable); AM Best: a (stable)
Minimum Denomination:	$2,000
Joint Bookrunning Managers:	Citigroup; Merrill Lynch & Co.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the Floating Rate Notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup toll-free 1-877-858-5407 or (ii) Merrill Lynch & Co. toll-free 1-866-500-5408.

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